																Exhibit 99 (a)
MORTGAGE AND OTHER NOTES PAYABLE (a)
INCLUDING WEIGHTED AVERAGE INTEREST RATES AT DECEMBER 31, 2010
(in millions of dollars, amounts may not add due to rounding)

				Beneficial	Effective		LIBOR
		100%		Interest	Rate		Rate	Principal Amortization and Debt Maturities
		12/31/10		12/31/10	12/31/10	(b)	Spread	2011	2012	2013	2014	2015	2016	2017	2018	2019	2020	Total
Consolidated Fixed Rate Debt:
Beverly Center		322.7		322.7	5.28%			6.0	6.3	6.6	303.8							322.7
Cherry Creek Shopping Center	50.00%	280.0		140.0	5.24%								140.0					140.0
Great Lakes Crossing Outlets		132.3		132.3	5.25%			3.0	3.2	126.0								132.2
Northlake Mall		215.5		215.5	5.41%								215.5					215.5
Regency Square		72.7	(c)	72.7	6.75%	(c)		72.7	(c)									72.7
Stony Point Fashion Park		105.5		105.5	6.24%			1.9	2.0	2.1	99.5							105.5
The Mall at Partridge Creek		82.1		82.1	6.15%			0.9	1.0	1.1	1.1	1.2	1.3	1.4	1.4	1.5	71.2	82.1
The Mall at Short Hills		540.0		540.0	5.47%							540.0						540.0
The Mall at Wellington Green	90.00%	200.0		180.0	5.44%							180.0						180.0
The Pier Shops at Caesars	77.50%	135.0	(d)	104.6	10.01%	(d)		104.6	(d)									104.6
Total Consolidated Fixed		2,085.8		1,895.4				189.1	12.4	135.9	404.5	721.2	356.8	1.4	1.4	1.5	71.2	1,895.4
Weighted Rate		5.79%		5.77%				8.47%	5.49%	5.27%	5.52%	5.46%	5.35%	6.15%	6.15%	6.15%	6.15%

Consolidated Floating Rate Debt:
International Plaza	50.10%	325.0		162.8	5.01%	(e)		162.8	(e)(f)									162.8
MacArthur Center	95.00%	131.0		124.5	4.99%	(g)			0.4	1.3	1.4	1.5	1.6	1.7	1.8	2.0	112.8	124.5
TRG Revolving Credit		24.8		24.8	1.25%	(h)			24.8									24.8
TRG $550M Revolving Credit Facility:
Dolphin Mall (j)		10.0		10.0	0.96%	(i)	0.70%	10.0	(k)									10.0
Fairlane Town Center (j)		80.0		80.0	0.96%	(i)	0.70%	80.0	(k)									80.0
Twelve Oaks Mall (j)		0.0		0.0			0.70%	0.0	(k)									0.0
Total Consolidated Floating		570.8		402.1				252.8	25.2	1.3	1.4	1.5	1.6	1.7	1.8	2.0	112.8	402.1
Weighted Rate		4.20%		3.86%				3.57%	1.31%	4.99%	4.99%	4.99%	4.99%	4.99%	4.99%	4.99%	4.99%

Total Consolidated		2,656.6		2,297.5				442.0	37.6	137.2	405.9	722.7	358.4	3.1	3.2	3.5	184.0	2,297.5
Weighted Rate		5.45%		5.43%				5.67%	2.69%	5.27%	5.52%	5.46%	5.34%	5.50%	5.50%	5.50%	5.44%
Joint Ventures Fixed Rate Debt:
Arizona Mills	50.00%	174.2		87.1	5.76%			1.1	1.1	1.2	1.3	1.4	1.4	1.5	1.6	1.7	74.7	87.1
The Mall at Millenia	50.00%	202.5		101.3	5.46%			1.6	1.6	98.1								101.3
Sunvalley	50.00%	118.9		59.5	5.67%			1.3	58.2									59.5
Waterside Shops	25.00%	165.0		41.3	5.54%								41.3					41.3
Westfarms	78.94%	185.0		146.0	6.10%			3.1	142.9									146.1
Total Joint Venture Fixed		845.6		435.1				7.1	203.9	99.3	1.3	1.4	42.7	1.5	1.6	1.7	74.7	435.3
Weighted Rate		5.71%		5.77%				5.83%	5.97%	5.46%	5.76%	5.76%	5.55%	5.76%	5.76%	5.76%	5.76%
Joint Ventures Floating Rate Debt:
Fair Oaks	50.00%	250.0		125.0	4.22%	(l)		125.0	(f)									125.0
Taubman Land Associates	50.00%	30.0		15.0	5.95%	(m)			15.0									15.0
Total Joint Venture Floating		280.0		140.0				125.0	15.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	140.0
Weighted Rate		4.40%		4.40%				4.22%	5.95%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%

Total Joint Venture		1,125.6		575.1				132.0	218.9	99.3	1.3	1.4	42.7	1.5	1.6	1.7	74.7	575.1
Weighted Rate		5.38%		5.44%				4.31%	5.97%	5.46%	5.76%	5.76%	5.55%	5.76%	5.76%	5.76%	5.76%

TRG Beneficial Interest Totals
Fixed Rate Debt		2,931.4		2,330.5				196.2	216.3	235.2	405.8	722.6	399.4	2.9	3.0	3.2	145.9	2,330.5
		5.77%		5.77%				8.38%	5.94%	5.35%	5.52%	5.46%	5.37%	5.94%	5.94%	5.94%	5.95%
Floating Rate Debt		850.8		542.1				377.8	40.2	1.3	1.4	1.5	1.6	1.7	1.8	2.0	112.8	542.1
		4.27%		4.00%				3.78%	3.04%	4.99%	4.99%	4.99%	4.99%	4.99%	4.99%	4.99%	4.99%
Total		3,782.2		2,872.6				574.0	256.5	236.5	407.2	724.0	401.0	4.6	4.8	5.2	258.7	2,872.5
		5.43%		5.43%				5.35%	5.49%	5.35%	5.52%	5.46%	5.37%	5.59%	5.59%	5.58%	5.53%

				Average Maturity Fixed Debt				4
				Average Maturity Total Debt				4

(a)	All debt is secured and non-recourse to TRG unless otherwise indicated.
(b)
Includes the impact of interest rate swaps, if any, but does not include effect of amortization of debt issuance costs, losses on settlement of derivatives used to hedge the refinancing of certain fixed rate debt or interest rate cap premiums.

(c)
The Company has announced that it will discontinue financial support of Regency Square. As a result, the Company is in discussions with the lender about the center's future ownership. The loan was not in default as of December 31, 2010.

(d)
The Pier Shops' loan is in default. Interest accrues at the default rate of 10.01% rather than the original stated rate of 6.01% and is accumulating in interest payable. Accrued interest and late fees total $16.0 million as of December 31, 2010. Including the impact of compounding default interest and late fees, the effective rate on the $135 million loan balance is 11.33% and 10.93%, respectively, for the quarter and year ended December 31, 2010.

(e)
Debt is swapped to an effective rate of 5.01% until maturity January 8, 2011.  At maturity the loan was paid down to $136.5 million beneficial interest and extended 1 year. The rate floats at LIBOR + 1.15% during the extension period.

(f)									As of December 31, 2010, there were two one year extension options available. In January 2011, the International Plaza loan was extended to January 2012.
(g)	Debt is swapped to an effective rate of 4.99% until maturity.
(h)									Rate floats daily. Letters of credit totaling $3.2 million are also outstanding on facility.
(i)	The debt is floating month to month at LIBOR plus spread.
(j)
TRG revolving credit facility of $550 million. A letter of credit of $25 million is also outstanding on the facility. Dolphin, Fairlane and Twelve Oaks are the direct borrowers under this facility. Debt is guaranteed by TRG.

(k)	One year extension option available.
(l)									Debt is swapped to an effective rate of 4.22% until maturity April 1, 2011. If the loan is extended, the rate would float at LIBOR + 1.40%.
(m)	Debt is swapped to an effective rate of 5.95% until maturity.